February 24, 2006


Mail Stop 4561

Mr. George N. Tietjen III
Chief Financial Officer and Treasurer
SB Partners
1251 Avenue of the Americas
New York, NY 10020


	RE:	SB Partners
      Form 10-K for the fiscal year ended December 31, 2004
		Filed April 13, 2005
		Form 10-Q for the quarterly period ended March 31, 2004
		File No. 0-08952

Dear Mr. Tietjen:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


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